Exhibit 99.1

The First Bancshares, Inc. Announces Earnings Guidance

    HATTIESBURG, Miss.--(BUSINESS WIRE)--May 31, 2006--The First Bancshares, Inc. (NASDAQ:FBMS) today announces guidance on the earnings for the quarter ending June 30, 2006. The First Bancshares, Inc. earnings for the quarter ending June 30, 2006 will include $0.09 earnings per share gain on a parcel of real estate that was recently sold.
    The First Bancshares, Inc. - the parent company of The First, A National Banking Association - has assets of $311 million. Founded in 1996, The First operates 8 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula and Bay St. Louis, Mississippi.
    Investors can access additional information or on-line banking and bill pay services at www.thefirstbank.com.

    CONTACT: The First Bancshares, Inc.
             David Johnson or Dee Dee Lowery, 601-268-8998